EXHIBIT 5.1

Opinion of Gerrish McCreary Smith, PC

[LETTERHEAD OF GERRISH MCCREARY SMITH, PC]

700 Colonial Road, Suite 200

Memphis, Tennessee 38117

Telephone: (901) 767-0900

Telecopier: (901) 684-2339

May 9, 2006

Heritage Financial Corporation

201 5th Avenue S.W.

Olympia, WA 98501

Re:	Legality of Securities to be Issued

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration by Heritage Financial Corporation (the “Company”) under the Securities Act of 1933, as amended (the “Act”), of up to 400,000 shares of the Company’s Common Stock, no par value (the “Shares”), to be issued by the Company pursuant to the exercise of options or awards under the Company’s Incentive Stock Option Plan of 2006, (“Option”). The shares will be sold in the manner set forth in the Registration Statement on Form S-8 (“Registration Statement”) that is being filed under the Act with respect to the offering of the shares.

In connection with the offering of the shares, we have examined (1) the Company’s Articles of Incorporation and amendments filed thereto, (2) the Registration Statement, (3) the Heritage Financial Corporation Incentive Stock Option Plan of 2006, (the “Plan”), and (4) such other documents as we have deemed necessary to form the opinion expressed below. As to various questions of fact independently established, we have relied upon statements of officers of the Company.

Based on this examination, we advise you that, in our opinion, the shares to be issued upon exercise of Options have been duly authorized and, when issued by the Company in the manner described in the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Washington and we express no opinion as to the effect of the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference in the prospectus delivered pursuant to Form S-8 to this firm under the caption “Legal Matters” as having passed upon the validity of the shares. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission adopted under the Act.

Very truly yours,

/s/ Gerrish McCreary Smith, PC